Exhibit (a)(27)

--------------------------------------------------------------------------------
                     Supplement No. 4 Dated January 25, 2005
     Relating to the Offer to Purchase Dated September 10, 2004, as Amended
--------------------------------------------------------------------------------

                             LOLA BROWN TRUST NO. 1B
                                       and
                           ERNEST HOREJSI TRUST NO. 1B

                  Have Amended Their Offer to Purchase for Cash
               Up to 1,615,000 Outstanding Shares of Common Stock
                                       of
                  NEUBERGER BERMAN REAL ESTATE INCOME FUND INC.
                                       at
                              $19.89 Net Per Share

THE OFFER AND WITHDRAWAL RIGHTS HAVE BEEN EXTENDED, AND WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, MAY 24, 2005, UNLESS THE OFFER IS FURTHER EXTENDED.

THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE "THE OFFER -- SECTION 14."

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE
MERITS OR FAIRNESS OF THIS TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THE OFFER OR THIS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                    IMPORTANT

     Any shareholder desiring to tender all or any portion of the shareholder's shares should either:

|X| Request the shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the shareholder. A shareholder whose shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if the shareholder desires to tender such shares; or

|X| Complete and sign the letter of transmittal (or a facsimile thereof) in accordance with the instructions in the letter of transmittal, have the shareholder's signature guaranteed if required by Instruction 1 to the letter of transmittal, mail or deliver the letter of transmittal (or such facsimile), or, in the case of a transfer effected pursuant to the book-entry transfer procedures set forth in "THE OFFER -- Section 7," transmit an "agent's message" (as defined in "THE OFFER -- Section 6"), and any other required documents to the depositary and either deliver the certificates for such shares to the depositary along with the letter of transmittal (or such facsimile) or deliver the shares pursuant to the book-entry transfer procedures set forth in "THE OFFER -- Section 7."

If a shareholder desires to tender shares and the share certificates are not immediately available, or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the depositary prior to the "expiration date" (as defined herein), then the tender may be effected by following the procedure for guaranteed delivery set forth in "THE OFFER -- Section 7."

Questions and requests for assistance may be directed to MacKenzie Partners, Inc., the information agent, at the address and telephone number set forth on the back cover of this offering document. Additional copies of this offering document, the letter of transmittal, the notice of guaranteed delivery and other related materials may be obtained from the information agent.


                    THE INFORMATION AGENT FOR THIS OFFER IS:
                            MACKENZIE PARTNERS, INC.
                               [GRPAHIC OMITTED]

The following information amends and supplements the Offer to Purchase dated September 10, 2004 (the "Offer to Purchase"), as amended by the Supplement dated October 1, 2004 relating to the Offer to Purchase (the "First Supplement"), the Supplement No. 2 dated October 14, 2004 relating to the Offer to Purchase, as amended (the "Second Supplement") and the Supplement No. 3 dated October 26, 2004 relating to the Offer to Purchase, as amended (the "Third Supplement"), of the Lola Brown Trust No. 1B, an irrevocable grantor trust domiciled and administered in South Dakota (the "Lola Trust") and the Ernest Horejsi Trust No. 1B, an irrevocable grantor trust domiciled and administered in South Dakota (the "Ernest Trust" and, together with the Lola Trust, the "Trusts" and also referred to herein as "we," "our" or "us"), pursuant to which the Trusts are offering to purchase up to 1,615,000 of the outstanding shares of common stock, par value $0.0001 per share (the "shares") of Neuberger Berman Real Estate Income Fund Inc., a Maryland corporation ("NRL"), not owned by the Trusts, at a price of $19.89 per share, net to the seller in cash (subject to applicable withholding of United States federal, state and local taxes), without interest, upon the terms and subject to the conditions set forth in this Supplement No. 4 to the Offer to Purchase, as amended (the "Fourth Supplement"), the Third Supplement, the Second Supplement, the First Supplement, the Offer to Purchase and the related letter of transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

Except as otherwise set forth in this Fourth Supplement, the terms and conditions set forth in the Third Supplement, the Second Supplement, the First Supplement, the Offer to Purchase and the letter of transmittal are applicable in all respects to the Offer. The information set forth below should be read in conjunction with the Third Supplement, the Second Supplement, the First Supplement, the Offer to Purchase and the letter of transmittal and terms not defined herein which are defined in the Offer to Purchase have the meanings ascribed to them in the Offer to Purchase.


                              QUESTIONS AND ANSWERS

How have you amended the offer?

     We are amending our offer to extend the expiration date, reduce the number of shares being sought, and to provide you with the additional information regarding the offer set forth below in this Fourth Supplement. We have not changed the offer price, the procedures for tendering and withdrawing shares or any of the other terms of our offer other than the expiration date.

What is the new expiration date for the offer?

     We are extending the expiration date for the offer to 5:00 P.M., New York City Time on Tuesday, May 24, 2005, unless further extended.

Why did you extend the expiration date for the offer?

     In order to halt the offer, last September NRL's Board of Directors adopted a shareholder rights plan or poison pill, which, as required by federal law, expired on January 21, 2005. Our offer was scheduled to expire on January 25, 2005. However, NRL's Board of Directors has now adopted a second poison pill, virtually identical to the first one. The second poison pill will expire on May 18, 2005. The validity of the second poison pill, and whether NRL's Board of Directors can continue to adopt poison pills indefinitely, are two of the issues in our litigation with NRL.

     Because we cannot close the offer while NRL's poison pills continue to exist, we do not expect to close the offer unless we are successful in our litigation against NRL's poison pills as well as certain of the other steps NRL has taken to halt the offer. On October 22, 2004, the federal court in Maryland issued a Memorandum Opinion and Declaratory Judgment Order upholding the validity of NRL's first poison pill, which we refer to as the "poison pill order." We have filed an appeal of the poison pill order to the United States Court of Appeals for the Fourth Circuit. We have extended the expiration date for our offer to preserve our offer while we pursue this appeal and seek a final judgment in our favor with respect to NRL's second poison pill and other matters involved in the litigation.

Can you extend the offer again?

     We may, but are not required to, extend the offer again depending on the results of our attempt to appeal the poison pill order and to seek a final judgment in our favor with respect to NRL's poison pill and other matters involved in our litigation with NRL. We may also extend the offer in our discretion for other reasons, and we will extend the offer again if the rules of the Securities and Exchange Commission require us to do so. If we extend our offer again, we will make a public announcement of the extension by no later than 9:00 a.m., New York City time, on the next business day after the day on which our offer was scheduled to expire. See "THE OFFER -
     Section 5."

Why are you tendering for fewer shares?

     We are seeking ownership of a majority of NRL's outstanding shares. Because of NRL's issuer tender offer last fall, there are fewer outstanding shares now, and, accordingly, we have reduced the number of shares we are seeking to acquire. The number of shares we are offering to purchase, plus the number of shares we already own, will be a majority of the shares currently outstanding.

What happens if stockholders tender more than the reduced number of shares you are willing to buy?

     If stockholders tender more than the reduced number of shares that we are willing to buy, we will purchase shares on a pro-rata basis. This means that we will purchase the same ratio of shares from each tendering stockholder. For example, if two shares are tendered for every share we purchase in the offer, we will purchase 50% of the number of shares that you tender. We will make adjustments to avoid purchases of fractional shares.

What actions have you and NRL taken in the litigation between you and NRL?

     On September 23, 2004, NRL announced that its board authorized the commencement of a lawsuit against us in the United States District Court for the District of Maryland, seeking to enjoin us from consummating our offer on the basis that we allegedly made material false statements and omissions in our Offer to Purchase. The commencement of litigation against us was one of a series of steps designed to defeat our offer taken by NRL's board on September 23, 2004, including:

     |X| recommending that NRL's shareholders reject our offer and not tender their shares to us for purchase;

     |X| issuing 139,535 shares to Neuberger Berman, LLC, a sub-adviser to NRL, for $21.50 per share and an aggregate of $3,000,002.50, pursuant to a common stock purchase agreement;

     |X| adopting resolutions effective immediately after the issuance of shares to Neuberger Berman, LLC pursuant to which it is intended that NRL would be subject to the Maryland Control Share Acquisition Act as well as the Maryland Business Combination Act;

     |X| authorizing NRL to commence an issuer tender offer for 943,704 shares at a price of $20.00 per share, even though the NRL board recommended that shareholders not tender their shares in the issuer tender offer; and

     |X|  adopting a poison pill.

     We responded to these defensive measures by filing counter-claims against NRL with the court on October 6, 2004, seeking, among other things, to invalidate the poison pill and NRL's attempt to apply Maryland's control share statute to us and our offer. We also seek in our counterclaims to prevent the consummation of NRL's self tender on the basis that NRL's self tender materials contained material misstatements and omissions. On October 22, 2004, the court issued the poison pill order upholding the validity of NRL's poison pill. The court did not rule on the applicability of the Maryland Control Share Acquisition Act, but commented that "it would seem unfair to allow NRL to invoke [the control share act] against the Trusts under these circumstances." In addition, the court did not address whether the Trusts' ownership of more than 3% of the Fund's shares violated the Investment Company Act of 1940. A copy of the poison pill order is attached as Exhibits a(25) and a(26) to Amendment No. 4 to the Schedule TO we have filed with the SEC.

     We have filed an appeal of the poison pill order to the United States Court of Appeals for the Fourth Circuit in order to obtain a final judgment in our favor invalidating NRL's poison pill. We also intend to continue to seek to have the court enter a final judgment in our favor with respect to the other matters involved in our litigation with NRL, including the application of Maryland's control share act to us and our offer and NRL's claim that our ownership of more than 3% of NRL's outstanding voting stock violates the Investment Company Act of 1940. In light of this court activity and NLR's adoption of the second poison pill, we elected to extend the offer to 5:00 p.m. New York City time on Tuesday, May 24, 2005.

Will you accept shares tendered in the offer for payment if you are not successful in obtaining a court ruling against NRL?

     Each of the defensive measures taken by NRL's board on September 23, 2004, as well as the adoption by the NRL board of the second poison pill on January 18, 2005, will prevent one or more of the conditions to our offer from being met. See "THE OFFER - Section 14." We do not intend to rely on the announcement, commencement or consummation of NRL's self tender offer as grounds for avoiding or delaying our obligation to accept for payment and pay for tendered shares. However, we do not expect to accept for purchase the shares tendered in our offer if we are not successful in obtaining a final judgment against NRL invalidating the second poison pill, finding that the Maryland control share statute does not apply to us and our offer, and finding that our ownership of more than 3% of NRL's outstanding voting stock does not violate the Investment Company Act of 1940.

What were the results of NRL's self tender offer?

     According to Amendment No. 6 to NRL's Schedule TO filed by NRL with the Securities and Exchange Commission on November 4, 2004, NRL's self tender offer for up to 943,704 shares, including the associated common stock purchase rights, at $20.00 net per share, expired at 12:00 Midnight, New York City time, on Friday, October 29, 2004, and, based on the final count by NRL's Depositary, The Bank of New York, 561,401 shares were tendered for purchase for cash in NRL's self tender offer, representing approximately 11.9% of the total outstanding shares.

     We did not tender any shares for purchase in NRL's self tender offer. As a result of the purchase by NRL of 561,401 shares in its self tender offer, the percentage of outstanding shares held by us has increased to 11.65% in the aggregate based on 4,017,582 outstanding shares (4,157,116.626 shares outstanding as of January 18, 2005, according the NRL's filings with the SEC, other than the 139,535 issued shares to Neuberger Berman, LLC on September 22, 2004, which we believe were not validly issued). If the 139,535 shares issued by NRL to Neuberger Berman, LLC on September 22, 2004 were validly issued, then our ownership would be 11.26% of the outstanding shares.

If I already tendered my shares in the offer, do I have to do anything now?

     No. Shareholders who validly tendered their shares previously and have not withdrawn them do not have to take any further action. If the Offer is completed, these shares will be accepted for payment and the tendering shareholders will receive the offer price of $19.89 per share in cash, without interest, less any required withholding taxes.

Can I withdraw my previously tendered shares?

     You may withdraw all or a portion of your tendered shares at any time prior to the time the shares are accepted for payment, after which they cannot be withdrawn. See "THE OFFER -- Section 8."

How do I withdraw previously tendered shares?

     To withdraw shares, you must deliver a written notice of withdrawal with the required information to the depositary while you still have the right to withdraw the shares. If you have tendered your shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct them to arrange for the withdrawal of your shares. See "THE OFFER -- Section 8."

How many shares have been tendered in response to your offer?

     As of the close of business on January 21, 2005, 261,025 shares had been tendered for sale to us in response to our offer.

Who can I contact if I have additional questions about the offer?

     If you have questions or you need assistance, you should contact MacKenzie Partners, Inc., the information agent for the offer, at (212) 929-5500 (collect) or (800) 322-2885 (toll-free).

                                  MISCELLANEOUS

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not comply with the laws of that jurisdiction. We are not aware of any jurisdiction in which the making of the Offer or the tender of shares in connection therewith would not be in compliance with the laws of such jurisdiction. If we become aware of any state law prohibiting the making of the Offer or the acceptance of shares pursuant thereto in such state, we will make a good faith effort to comply with any such state statute or seek to have such state statute declared inapplicable to the Offer. If, after such good faith effort, we cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Trusts by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

No person has been authorized to give any information or to make any representation on our behalf not contained in the Offer and, if given or made, that information or representation must not be relied on as having been authorized.

We filed with the SEC a Schedule TO dated September 10, 2004, an Amendment No. 1 to Schedule TO dated October 1, 2004, an Amendment No. 2 to Schedule TO dated October 7, 2004, an Amendment No. 3 to Schedule TO dated October 14, 2004, an Amendment No. 4 to Schedule TO dated October 26, 2004 and an Amendment No. 5 to Schedule TO dated November 5, 2004 under Exchange Act Rule 14d-3, together with exhibits, furnishing additional information with respect to the Offer, and may file additional amendments thereto. That schedule and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the same manner as discussed in "THE OFFER -- Section 12" with respect to information concerning NRL.

                                                          LOLA BROWN TRUST NO.1B
                                                      ERNEST HOREJSI TRUST NO.1B

January 25, 2005

     Facsimile copies of the letter of transmittal, properly completed and duly executed, will be accepted. The letter of transmittal, certificates for shares and any other required documents should be sent or delivered by each shareholder of NRL or his or her broker, dealer, commercial bank, trust company or other nominee to the depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:

                             The Colbent Corporation

                 By Mail:                               By Overnight Courier:                              By Hand:
          The Colbent Corporation                      The Colbent Corporation                     The Colbent Corporation
          Attn: Corporate Actions                      Attn: Corporate Actions                     Attn: Corporate Actions
                POB 859208                               161 Bay State Drive                         161 Bay State Drive
          Braintree MA 02185-9208                        Braintree MA  02184                         Braintree MA  02184


                                  By Facsimile:
                                 (781-380-3388)

                         Confirm Facsimile Transmission:
                             (781-843-1833 Ext. 200)

     Questions and requests for assistance may be directed to the information agent at its address and telephone numbers listed below. Additional copies of this Supplement, the Offer to Purchase, the letter of transmittal and other tender offer materials may be obtained from the information agent, and will be furnished promptly at our expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.



                     The Information Agent for the Offer is:
                            MACKENZIE PARTNERS, INC.
                               [GRAPHIC OMITTED]
                               105 Madison Avenue
                            New York, New York 10016
                          (212) 929-5500 (Call Collect)
                                       or
                           (800) 322-2885 (Toll Free)

                       E-MAIL: proxy@mackenziepartners.com